Exhibit 10.1

Translation of Executive Employment Agreement

Employer: Tri-Tech (Beijing) Co., Ltd

Legal Representative:

Address: 5D, Tower A, 2 Building Business Center Jinyuan Shidai, No. 2 East Landianchang, Haidian District, Beijing, People’s Republic of China 100097

Employee Name:

Gender:

Address:

Nationality: People’s Republic of China (“PRC”)

ID Card No.:

This Contract is signed on a mutually voluntary basis by and between the Employer and Employee in accordance with the Labor Law of the PRC.

1. Term of the Contract.

The term of this Agreement shall commence on                                 , and shall continue until                                 , unless earlier terminated pursuant to this Agreement. The Employee shall undergo a probationary period of      months.

2. Job Description.

The Employer agrees to employ                                  as                                  of Tri-Tech (Beijing) Co., Ltd. located in Beijing, PRC.

3. Remuneration of Labor.

a. The salary of the Employee shall be paid monthly by the Employer in accordance with applicable laws and regulations of the PRC. The salary shall be paid in legal tender and be no less than the standard minimum salary in Beijing.

b. The base salary of the Employee is                                 , with an annual raise in base salary and a performance bonus to be determined by the Board of Directors at the end of each fiscal year.

c. If a delay or default in payment of the salary takes place, the Employer shall pay the economic compensation except the salary itself in accordance with the relevant laws and regulations of the PRC.

4. Working Hours, Leave, Holiday & Vacation.

a. The normal working hours of the Employee shall be eight hours each day, excluding meals and rest for an average of five days per week and forty hours per week.

b. The Employee is entitled to all legal holidays and other paid leaves of absence in accordance with the laws and regulations of the PRC and the company’s work rules.

c. The Employer may extend working hours due to the requirements of its production or business after consultation with the trade union and the Employee, but the working hours for any one day shall generally not be exceeded by more than one hour. Under special circumstances, the working hours may be extended by up to three more hours per day. However, the total extension in a month shall not exceed thirty-six hours.

5. Social Security & Welfare.

a. The Employer will pay for all mandatory social security programs such pension insurance, unemployment insurance, and medical insurance of the Employee according to the relevant government and city regulations.

b. During the term of the Agreement, the Employee’s welfare programs shall be implemented in accordance with the laws and relevant regulations of the PRC.

6. Working Protection & Working Conditions

a. The Employer should provide the Employee with safe occupational and health conditions conforming to the provisions of the State and necessary articles of labor protection to guarantee the safety and health of employees during the working process.

b. The Employer should provide the Employee with safety education and technique training. If the Employee is to be engaged in specialized operations, the Employee will receive specialized training and acquire qualifications for such special operations.

c. The Employee should strictly abide by the rules of safe operation in the workplace.

7. Labor Discipline

a. The Employer may draft bylaws and labor disciplines for the Company, According to which, the Employer shall have the right to give rewards or take disciplinary actions against the Employee;

b. The Employee shall comply with the management directions of the Employer and obey the bylaws and labor disciplines of the Employer.

c. The Employee shall undertake the obligation to keep and not to disclose the trade secrets of the Employer during the period of this Agreement. This obligation of confidentiality shall survive the termination of this Agreement for a period of two (2) years.

8. Termination, Modification, Renewal and Discharge of the Agreement

a. Relevant clauses of the Agreement may be modified by the parties in accordance herewith:

i. The specific clause to be modified is required to be modified by the parties through mutual negotiation;

ii. The Agreement may be modified by the parties if it cannot be performed due to force majeure; and

iii. The Agreement may be modified by the parties if relevant laws and regulations are modified or abolished after the execution of the Agreement.

b. The Agreement may be automatically terminated as follows:

i. The Agreement is not renewed at the expiration of the Agreement;

ii. The Employer is legally announced to be bankrupt, dismissed, or canceled;

iii. The death of the Employee occurs;

iv. A force majeure occurs;

v. The conditions of termination agreed in the Agreement by the parties arise.

c. The Agreement may be renewed at the expiration through mutual negotiation by the parties within 15 days of the expiration.

d. The Agreement may be discharged through mutual agreement by the parties.

e. The Agreement may be terminated by the Employer with immediate effect and the Employee will not be compensated:

i. If the Employee does not meet the job requirements during the probationary period;

ii. If the Employee seriously violates disciplines or bylaws of the Employer;

iii. If the Employee seriously neglects his duty, engages in malpractice for selfish ends and brings significant loss to the Employer;

iv. The Employee is being punished by physical labor for its misfeasance; or

v. If the Employee is charged with criminal offences.

f. The Agreement may be terminated by the Employer by giving written notice thirty (30) days in advance if:

i. The Employee falls ill or is injured (other than due to work) and after completion of medical treatment, is not able to perform his previous function or any other function the Employer assigns to him;

ii. The Employee does not show satisfactory performance and after training and adjusting measures is still not able to perform satisfactorily;

iii. The circumstances have materially changed from the date of this Agreement to the extent that it is impossible to perform the Agreement, and the parties cannot reach an agreement to amend the Agreement to reflect the changed circumstances;

iv. The Employer is being consolidated in a bankruptcy proceeding or other legal proceeding or the situation of the business is seriously in trouble, and under such conditions, it is required to reduce the number of employees.

g. The Employee shall not be dismissed:

i. If the Agreement has neither expired nor conformed to 8.d, 8.e, 8.f, 8.g;

ii. If the Employee is ill with occupational disease or injured due to work and has been deemed fully or partly disabled by the Labor Authentication Commission in Beijing, PRC;

iii. If the Employee is ill or injured (other than due to work) and is within the period of medical leave provided for by applicable PRC law and regulations and Company policy;

iv. If the Employee is woman who is pregnant, on maternity leave, or nursing a baby under one year of age; or

v. The applicable PRC laws and regulations otherwise prohibit the termination of this Agreement.

h. The Agreement may be discharged by the Employee by giving notice in written form 30 (thirty) days in advance. However, the Employee may inform the Employer to discharge the Agreement at any time under the following circumstances:

i. The Employee is still in the probationary period;

ii. The Employer forces the Employee to work through violence, duress or illegal restriction to physical freedom;

iii. The Employer does not pay the remuneration of the Employee in accordance with the relevant clause in the Agreement;

iv. The Employer violates the relevant regulations of State or Beijing for poor safety and health conditions, which are harmful to the Employee’s health.

i. The Agreement cannot be terminated by the Employee before the expiration except in accordance with 8.d, 8.h,

j. The Employer shall pay the economic compensation to the Employer if the Agreement is terminated in accordance with 8.d, 8.f, 8.h.i-8.h.iv. An additional fee for medical allowance should be paid to the Employee if the Agreement is terminated conforming to 8.f.i.

9. Breach Liabilities

a. If either party breaches the Agreement, that party shall undertake the breach liability according to the extent of the performance of the Agreement; if the parties both breach the Agreement, they shall undertake its separate liability according to the situation.

b. If either party breaches the Agreement causing damage to the other party, the damage should be compensated by the breaching party in accordance with the relevant laws and regulations of PRC.

c. If due to force majeure, this Agreement becomes impossible to perform or either party suffers damages, the neither party shall be liable for the breach;

d. If the Employee wants to resign and has received training provided by the Employer, the Employee shall compensate for the training cost. The method of compensation should be fixed according to the relevant company regulations as follows:

The Employee shall compensate RMB              within          year(s) in the Company if the Agreement is terminated by the Employee at his cause.

10. Labor Disputes

Where a labor dispute between the parties takes place during the performance of this Agreement, the parties concerned may seek a settlement through mutual negotiation; or either party may apply to the labor dispute mediation committee of their unit for mediation; if the mediation fails and one of the parties requests for arbitration, that party may apply to the labor dispute arbitration committee for arbitration. Either party may also directly apply to the labor dispute arbitration committee for arbitration within 60 days from the date of the occurrence of a labor dispute. If one of the parties is not satisfied with the adjudication of arbitration, the party may bring the case to a people’s court within 15 days of the date of receiving the ruling of arbitration

11. The verification of this Agreement shall be made in the Beijing Labor Administrative Bureau, Beijing within 30 days after being signed by the parties.

Employer: (official stamp)	Employee:

Representative :

Address:	Address:

Date:

It is verified herein that the Agreement conforms to the relevant laws and regulations through examination and review.

Authority:

Clerk: